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                                                                   EXHIBIT 10.10

[INTEVAC LETTERHEAD]


January 24, 2002


Mr. Kevin Fairbairn
106 Kennedy Court
Los Gatos, CA 95032

Dear Kevin

On behalf of Intevac (the "Company"), I am pleased to offer you the position of President and Chief Executive Officer of the Company. Speaking for myself, as well as the other members of the Company's Board of Directors, we are all very impressed with you and your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are set forth below:

You will become the President and Chief Executive of the Company. As President and Chief Executive Office, you will have responsibility for the general management of the Company's business and you will report to the Board of Directors.

You will be paid a monthly base salary of $20,417, which is equivalent to $245,000 on an annualized basis. Your salary will be payable pursuant to the Company's regular payroll policy. You will be eligible for an annual performance bonus of up to 200% of annual salary predicated upon achieving specific goals and objectives. At the Company's election the bonus paid above 50% of salary may be paid in cash or stock. The details of this bonus plan will be worked out jointly between you and the Board and agreed to annually within sixty (60) days after approval of the years' annual operating plan. For the year 2002 the understanding is that a bonus of 50% will be awarded at end of 2002 provided the company performance is reasonably good with details to be agreed by 4/1/02.

In addition, upon becoming an employee of the Company, I will recommend that the Board of Directors grant you an option to purchase an aggregate of 250,000 shares Intevac's common stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant, as determined by the Board of Directors. These option shares will vest at the rate of 1/5th of the total number of shares on the first anniversary of your date of employment, and an additional 1/60th of the total number of shares at the end of each one-month period thereafter.

In the event of a Change of Control after which Intevac stock would not exist (such as purchase of the Company for cash) all options in this grant that have not vested will immediately vest and be exercised.

In the event of a Change of Control after which Intevac stock survives the employee may elect to retain the unvested options or to accelerate vesting with conditions like those in the "purchase of the Company for cash" situation.

In the event of a Change of Control after which stock in the acquiring company is exchanged for Intevac stock and the acquiring company offers to provide an option in a different stock of equivalent economic value the employee may elect to accept the new stock options or accelerate vesting with conditions like those in the "purchase the Company for cash" situation.
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"Change of Control" means a merger or acquisition of the Company in a transaction pursuant to which the shareholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the surviving entity in such transaction, or sale of all or substantially all of the assets of the Company.

In the event of the involuntary termination of your position as President and Chief Executive Officer for any reason not involving good cause, conditioned upon your execution of a waiver and release of claims that is acceptable to the Company, the Company will continue to pay your base salary for twelve (12) months following such termination.

In the event of change of control where the buyer decides to not continue your position, the Company will continue to pay you an amount equal to your base salary for twelve (12) months in one lump sum. In the event the buyer requests that you continue as CEO or equivalent position a contract will be established with the buyer requiring them to pay you an amount equal to twice (2 times) your annual salary after 12 months employment.

You will be eligible to participate in the Company's standard benefits program, details of which will be sent under separate cover.

This offer of employment is contingent upon (1) your signing the Company's Employee Proprietary Information Agreement, and (2) your providing proof of your eligibility to work in the U.S.

Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason.

Kevin, we are all delighted to be able to extend you this offer and look forward to working with you.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me.

Sincerely,


/s/ NORMAN H. POND

Norman H. Pond
Chairman

Accepted and Agreed:

Signature: /s/ K.P. FAIRBAIRN
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Start Date:  24 Jan 02
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[INTEVAC LETTERHEAD]


                                        January 24, 2002

Kevin Fairbairn
Address
Los Gatos, CA

Dear Kevin,

Congratulations and welcome to Intevac. This is to confirm your acceptance with an immediate start date. As we discussed, it is important that you become involved right away with some important decisions. I appreciate you devoting part of your time to Intevac until February 24, 2002, at which time, you will become a full-time employee with Intevac.

Thank you again and welcome aboard.

                                        Sincerely,

                                        /s/ NORM POND

                                        NORM POND